Exhibit 9.4

EATON VANCE CORP.

WRITTEN CONSENT OF

VOTING TRUSTEES

HOLDERS OF VOTING TRUST RECEIPTS

The undersigned, being the Voting Trustees under, and the holders of Voting Trust Receipts representing all of the Voting Common Stock of Eaton Vance Corp. subject to, the Voting Trust Agreement dated as of October 30, 1997, as amended, relating to said Common Stock (the “Agreement”), do hereby consent and agree, pursuant to Sections 7 and 3(6) of the Agreement, to renew the Voting Trust for an additional term until October 31, 2010.

In witness whereof we have hereunto set our hands and seals as of this 10th day of October, 2006.

/s/ Jeffrey P. Beale Jeffrey P. Beale	/s/ Cynthia J. Clemson Cynthia J. Clemson
/s/ Alan R. Dynner Alan R. Dynner	/s/ Thomas E. Faust, Jr. Thomas E. Faust, Jr.
/s/ James B. Hawkes James B. Hawkes	/s/ Michael R. Mach Michael R. Mach
/s/ Robert B. MacIntosh Robert B. MacIntosh	/s/ Thomas M. Metzold Thomas M. Metzold
/s/ Scott H. Page Scott H. Page	/s/ Duncan W. Richardson Duncan W. Richardson
/s/ G. West Saltonstall G. West Saltonstall	/s/ Judith A. Saryan Judith A. Saryan
/s/ William M. Steul William M. Steul	/s/ Payson F. Swaffield Payson F. Swaffield
/s/ Michael W. Weilheimer Michael W. Weilheimer	/s/ Wharton P. Whitaker Wharton P. Whitaker